FIRST SUPPLEMENTAL INDENTURE

        FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as December 28, 2006, among ICON Health & Fitness, Inc. a Delaware corporation (the "Company"), the Guarantors (as defined in section 1.01 of the Indenture referred to below) and The Bank of New York Trust Company, N.A., as trustee under the Indenture referred to below (the "Trustee").

                                   WITNESSETH

        WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of April 9, 2002, providing for the issuance of an aggregate principal amount of $155,000,000 of 11 1/4% Senior Subordinated Notes due 2012 (the "Notes");

        WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Company and the Trustee may amend or supplement the Indenture and the Notes "with the consent of the Holders of at least a majority in principal amount of the Notes (including, without limitation, Additional Notes, if any) then outstanding voting as a single class" (the "MAJORITY HOLDERS");

        WHEREAS, the Company intends to amend certain provisions in the Indenture (the "PROPOSED AMENDMENTS");

        WHEREAS, the Majority Holders have consented to the Proposed Amendments;

        WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized and all conditions and requirements necessary to make this Supplemental Indenture a valid and binding agreement of the Company have been duly performed and complied with; and

        WHEREAS, pursuant to Section 9.02 and 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

                                   ARTICLE I
                            AMENDMENTS TO INDENTURE

        Section 1.01. AMENDMENT OF ARTICLE 1. Article 1 of the Indenture and any corresponding provisions in the Notes are modified as provided herein:

        (a) Section 1.01 (Definitions), Definition "Borrowing Base" shall be deleted in its entirety and replaced with the following:

        "Borrowing Base" means, as of any date, an amount equal to:

        (1) 85% of the face amount of all accounts receivable owned by the Company and the Guarantors as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due determined either (a) as of the end of the most recent fiscal quarter preceding such date, or (b) at the Company's option, any date subsequent to such fiscal quarter end date; plus

        (2) 60% of the book value of all inventory owned by the Company and the Guarantors during the period of December 1 through June 30 of any fiscal year or 70% of the book value of all inventory owned by the Company and its Restricted Subsidiaries during the period from July 1 through November 30 of any fiscal year, in each case determined either
        (a) as of the end of the most recent fiscal quarter preceding such date, or (b) at the Company's option, any date subsequent to such fiscal quarter end date;

        provided, however, that any accounts receivable owned by a Receivables Subsidiary, or which the Company or any Guarantor has agreed to transfer to a Receivables Subsidiary, shall be excluded for purposes of determining such amount."

        (b) Section 1.01 (Definitions), Definition "Permitted Refinancing Indebtedness" shall be amended by inserting the following additional paragraph at the end thereof and making any and all necessary changes in punctuation to reflect the insertion of such additional paragraph:

        "(5) such Permitted Refinancing Indebtedness does not: (i) utilize a rate of interest higher than the indebtedness being replaced, renewed refinanced or extended; (ii) utilize an amortization schedule which is more rapid or shorter in thime than the indebtedness being replaced, renewed, refinanced or extended; or (iii) contain security or default terms which taken as a whole, are materially less favorable to the Company or the Guarantors than those applicable to the indebtedness being replaced, renewed, refinanced or extended."

        Section 1.02. AMENDMENT OF ARTICLE 4. Article 4 of the Indenture and any corresponding provisions in the Notes are modified as provided herein:

        (a) Section 4.01 (Payment of Notes) shall be amended by inserting the following additional paragraph at the end thereof:

        "In addition to the regularly scheduled, semi-annual, interest payment to be made on January 1, 2007, the Company will make an additional one time special interest payment equal to 0.625806456% of the principal amount of the Notes to the persons who are the registered Holders of the Notes at the close of business on November 30, 2006."

       (b) Section 4.03 (Reports) shall be deleted in its entirety.

       (c) Section 4.09 (Incurrence of Indebtednessand Issuance of Preferred Stock) shall be amended by inserting the following additional paragraph at the end of Section 4.09(a) and making any and all necessary changes in punctuation to reflect the insertion of such additional paragraph:

        "The Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise, with respect to any additional indebtedness greater than $40,000,000 if such additional indebtedness represents secured indebtedness that is second or junior in lien priority to or subordinate in nature to any of the Company's existing borrowings or secured indebtedness or subequent refinancing thereof;"

                                   ARTICLE II
                           Conditions; Effectiveness

        Section 2.01. CONDITIONS AND EFFECTIVENESS. This Supplemental Indenture shall become effective upon execution and delivery by the Company and the Trustee.

                                  ARTICLE III
                                 Miscellaneous

        Section 3.01. INDENTURE RATIFIED. Except as otherwise provided herein, the Indenture is in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect.

        Section 3.02. COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

        Section 3.03. TRUSTEE NOT RESPONSIBLE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

        Section 3.04. GOVERNING LAW. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

        Section 3.05. SUCCESSORS. All agreements in this Supplemental Indenture of the Company or the Trustee shall bind their respective successors and assigns.

        Section 3.06. SEVERABILITY. In case any provisions in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        Section 3.07. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

        IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.



ICON Health & Fitness, Inc.                   BANK OF NEW YORK TRUST COMPANY,
as Trustee                                    N.A.

By:     /s/ S. Fred Beck                      By:     /s/ Melonee Young
Name:   Fred Beck                             Name:   Melonee Young
Title:  Chief Financial Officer               Title:  Vice President